AMENDMENT NO. 6
                                TO
                    ATLANTIC RICHFIELD COMPANY
                       ANNUAL INCENTIVE PLAN
                    ___________________________

Pursuant to the power of amendment reserved therein, the following amendment is hereby made to the Atlantic Richfield Company Annual Incentive Plan (the "Plan") effective as of July 28, 1997.

1. Section 2, Subsections (f), (j), (l), (bb), (ff) and (ii) of the Plan are amended to read as follows:

           "(f) "Award" means an annual award to a participant pursuant to Section 7 of the Plan."

           "(j) "Board" means the Board of Directors of ARCO established by the Articles of Incorporation of ARCO."

           "(l) "Committee" means the Organization and Compensation Committee of the Board."

           "(bb)     "Anticipatory Change of Control" means (1) the
     execution of an agreement or a written document which, if the subject thereof were consummated, would result in a Change of Control; (2) a public announcement by any Person, including
     ARCO,   of   an  intent  to  take  an  action(s)  which,   if
     consummated, would result in a Change of Control; or (3) the delivery of a signed, written statement to the Trustee of the Change of Control Trust and ARCO's Independent Auditor by the Chief Financial Officer of ARCO and General Counsel of ARCO that an Anticipatory Change of Control is in effect, provided that, with respect to any of the above three circumstances, the Anticipatory Change of Control shall not be effective until approved by either the Board or the Executive Committee of the Board."

           "(ff) "Change of Control Trust" means the trust established by ARCO to provide for the payment of any benefits, in whatever form is required, under this Plan on and after a Change of Control."

           "(ii) "Special Plan Administrator" means the entity designated in the Change of Control Trust, which shall have full administrative powers under Section 3 of this Plan on and after a Change of Control, including, but not limited to, all interpretive and decision powers reserved to the Committee prior to a Change of Control."

2.    Section  2, Subsection (jj) is deleted and a new  Subsection
(jj) is added to Section 2 of the Plan to read as follows:

          (jj) "Executive Committee" means the Executive Committee of the Board as established by the Board of Directors of ARCO."

3. Section 6, Subsections (a) and (b) of the Plan are amended to read as follows:

           "(a) If an Employee in Grade classification E0, E1, E2, E3, E4,10 and 9 (or the equivalent thereof) as of the date of a Change of Control terminates employment during the Benefit Trigger Window under any of the circumstances described in Subsection 6(b), a cash payment shall be made to such Employee as described in Subsection 6(c).

          (b) Termination of Employment shall mean termination of employment during the Benefit Trigger Window, other than due to voluntary termination or for cause, and with respect to Grades E0, E1, E2 and E3 shall also mean the Employee's voluntary termination following management's request to accept a (1) demotion to a lesser job, (2) reduction in Base Salary plus Salary Grade Target Award described under Subsection 5(b) of ten percent or more, or (3) relocation of the principal place of work which would constitute a deductible moving expense under 217 of the Internal Revenue Code. With respect to Grades E4, 10 and 9, only Clauses (2) and (3) shall apply."


     Executed this 5th day of November, 1998

ATTEST                             ATLANTIC RICHFIELD COMPANY


   /s/ ARMINEH SIMONIAN                 /s/ JOHN H. KELLY
BY:______________________         BY: _________________________
                                        John H. Kelly
                                        Senior Vice President
                                        Human Resources